Exhibit 99.1
NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2024
FISCAL 2024 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•First quarter revenues were $2.50 billion, a 1% increase compared to $2.48 billion in the prior year, driven by growth at the Book Publishing and Dow Jones segments
•Net income in the quarter was $58 million, compared to net income of $66 million in the prior year
•First quarter Total Segment EBITDA was $364 million, compared to $350 million in the prior year
•In the quarter, reported EPS were $0.05 as compared to $0.07 in the prior year - Adjusted EPS were $0.16 compared to $0.12 in the prior year
•Within the Dow Jones segment, professional information business revenues rose 14% and helped to underpin 10% Segment EBITDA growth and the highest first quarter profit margins since News Corp’s acquisition in 2007
•REA Group posted strong revenue growth driven by the residential business, which benefited from a double digit yield increase and improving listing volumes in Australia
•Book Publishing revenues grew 8%, while Segment EBITDA increased 67%, driven by higher book sales combined with improved returns

NEW YORK, NY – November 9, 2023 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2023.

Commenting on the results, Chief Executive Robert Thomson said:

“We had a sterling start to the new Fiscal Year, with rising revenues and increased profitability despite difficult economic conditions in some of our markets. Our first quarter revenues were slightly higher at $2.5 billion, while our profitability rose 4 percent, marking the second consecutive quarter of profit growth.

Our positive performance in the quarter follows the three most profitable years since the creation of the new News Corp. In our view, these results certainly highlight the disparity between the value of our company and our share price, which we believe does not reflect our present profitability, yet alone the potential of our incomparable, growing businesses.

The quarter particularly highlighted the prowess of Dow Jones, led by its professional information business, where revenues surged 14 percent, driven by Risk & Compliance and Dow Jones Energy. Book Publishing reported a 67 percent increase in profitability, with the logistical issues at Amazon resolved, and both the frontlist and backlist performing.

We are actively working to make the most of our premium content for AI and are engaged in advanced discussions that we expect to bring significant revenue to the company in return for the authorized use of our peerless content. Our quest is to maximize value for all investors, so we are assiduously reviewing our structure.”

FIRST QUARTER RESULTS

The Company reported fiscal 2024 first quarter total revenues of $2.50 billion, a 1% increase compared to $2.48 billion in the prior year period, primarily driven by increased physical book sales and improved returns at the Book Publishing segment resulting from the absence of Amazon’s reset in the prior year and higher revenues at the Dow Jones segment due to robust growth in its professional information business. The increase was partly offset by lower revenues at the Digital Real Estate Services segment due to continued challenging housing market conditions in the U.S., a $14 million negative impact from foreign currency fluctuations and lower advertising revenues at the News Media segment. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) were up 1% compared to the prior year.

Net income for the quarter was $58 million, a 12% decrease compared to net income of $66 million in the prior year, impacted by non-cash impairment charges of $21 million at the News Media segment related to the write-down of fixed assets associated with the proposed combination of certain U.K. printing operations with those of a third party, and lower Other, net. These impacts were partially offset by higher Total Segment EBITDA, as discussed below.

The Company reported first quarter Total Segment EBITDA of $364 million, a 4% increase compared to $350 million in the prior year primarily due to higher revenues, as discussed above, and gross cost savings related to the announced 5% headcount reduction initiative. The increase was partly offset by higher sports programming rights costs at the Subscription Video Services segment, higher technology and employee costs at the Dow Jones segment and higher employee costs at the Book Publishing segment. Adjusted Total Segment EBITDA (as defined in Note 2) increased 5%.

Net income per share attributable to News Corporation stockholders was $0.05 as compared to $0.07 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.16 compared to $0.12 in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2023	2022	% Change
	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$403	$421	(4)%
Subscription Video Services	486	502	(3)%
Dow Jones	537	515	4%
Book Publishing	525	487	8%
News Media	548	553	(1)%
Other	—	—	—%
Total Revenues	$2,499	$2,478	1%

Segment EBITDA:
Digital Real Estate Services	$122	$119	3%
Subscription Video Services	93	111	(16)%
Dow Jones	124	113	10%
Book Publishing	65	39	67%
News Media	14	18	(22)%
Other	(54)	(50)	(8)%
Total Segment EBITDA	$364	$350	4%

Digital Real Estate Services

Revenues in the quarter decreased $18 million, or 4%, compared to the prior year, reflecting an $11 million, or 2%, negative impact from foreign currency fluctuations. Segment EBITDA in the quarter increased $3 million, or

3%, compared to the prior year, primarily due to higher revenues at REA Group and cost savings initiatives at Move, which were largely offset by lower revenues at Move and a $5 million, or 4%, negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) decreased 2% and increased 8%, respectively.

In the quarter, revenues at REA Group increased $9 million, or 4%, to $261 million, driven by higher Australian residential revenues due to price increases, increased depth penetration and an increase in national listings, as well as $3 million, or 25%, of higher revenues from REA India. The increase was partly offset by an $11 million, or 4%, negative impact from foreign currency fluctuations and $4 million of lower financial services revenues due to a decrease in settlement activity. Australian national residential buy listing volumes in the quarter increased 1% compared to the prior year, with listings in Sydney and Melbourne up 16% and 14%, respectively.

Move’s revenues in the quarter decreased $27 million, or 16%, to $142 million, primarily as a result of lower real estate revenues. Real estate revenues, which represented 80% of total Move revenues, decreased $29 million, or 20%, driven by the continued impact of the macroeconomic environment on the housing market, including higher mortgage rates, which has led to lower lead and transaction volumes. Revenues from the referral model, which includes the ReadyConnect Concierge℠ product, and the traditional lead generation product decreased due to these factors. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal first quarter declined 12% year-over-year to 76 million. Lead volume declined 11%, which was an improvement from the prior quarter.

Subscription Video Services

Revenues of $486 million in the quarter decreased $16 million, or 3%, compared with the prior year, due to a $21 million, or 4%, negative impact from foreign currency fluctuations. Adjusted Revenues of $507 million increased 1% compared to the prior year. Higher revenues from Kayo and BINGE, driven by increases in both volume and pricing, were partially offset by the impact from fewer residential broadcast subscribers. Foxtel Group streaming subscription revenues represented approximately 30% of total circulation and subscription revenues in the quarter, as compared to 25% in the prior year.

As of September 30, 2023, Foxtel’s total closing paid subscribers were nearly 4.6 million, a 2% increase compared to the prior year, primarily due to the growth in streaming subscribers driven by Kayo and BINGE, partially offset by fewer residential broadcast subscribers. Broadcast subscriber churn in the quarter improved to 11.4%, compared to 14.2% in the prior year. Broadcast ARPU for the quarter increased 3% year-over-year to A$85 (US$56).

	As of September 30,
	2023	2022
	(in 000's)
Broadcast Subscribers
Residential	1,310	1,439
Commercial	233	219
Streaming Subscribers (Total (Paid))
Kayo	1,411 (1,403 paid)	1,270 (1,259 paid)
BINGE	1,506 (1,449 paid)	1,451 (1,342 paid)
Foxtel Now	167 (161 paid)	197 (191 paid)

Total Subscribers (Total (Paid))	4,646 (4,573 paid)	4,605 (4,465 paid)

Segment EBITDA of $93 million in the quarter decreased $18 million, or 16%, compared with the prior year, which includes the $4 million, or 3%, negative impact from foreign currency fluctuations. Adjusted Segment EBITDA of $97 million decreased 13% compared to the prior year, primarily due to higher sports programming rights costs driven mainly by contractual increases across AFL and NRL partially offset by higher revenues in constant currency and lower employee costs.

Dow Jones

Revenues in the quarter increased $22 million, or 4%, compared to the prior year, driven by growth in circulation and subscription revenues led by growth in professional information business products. Digital revenues at Dow Jones in the quarter represented 81% of total revenues compared to 79% in the prior year. Adjusted Revenues increased 3%.

Circulation and subscription revenues increased $22 million, or 5%, including a $4 million, or 1%, positive impact from foreign currency fluctuations. Professional information business revenues grew 14%, primarily due to 23% growth in Risk & Compliance revenues, driven by both financial and corporate customers, and 20% growth in Dow Jones Energy revenues (which includes OPIS and CMA) as a result of price increases, new products and customers and a modest benefit from new events and one-time items. Circulation revenues increased 1%, primarily due to the continued growth in digital-only subscriptions, which was helped as a result of bundling, partially offset by lower print volume. Digital circulation revenues accounted for 70% of circulation revenues for the quarter, compared to 68% in the prior year.

During the first quarter, total average subscriptions to Dow Jones’ consumer products reached 5.3 million, an 8% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 12%. Total subscriptions to The Wall Street Journal grew 6% compared to the prior year, to 4.0 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 10% to over 3.4 million average subscriptions in the quarter, and represented 87% of total Wall Street Journal subscriptions.

	For the three months ended September 30,
	2023	2022	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,457	3,157	10%
Total subscriptions	3,991	3,778	6%
Barron’s Group
Digital-only subscriptions	1,055	862	22%
Total subscriptions	1,197	1,040	15%
Total Consumer
Digital-only subscriptions	4,611	4,099	12%
Total subscriptions	5,308	4,922	8%

Advertising revenues decreased $3 million, or 3%, primarily due to 6% and 2% declines in print and digital advertising revenues, respectively. Digital advertising accounted for 66% of total advertising revenues in the quarter, compared to 65% in the prior year.

Segment EBITDA for the quarter increased $11 million, or 10%, primarily as a result of the higher revenues discussed above. The higher revenues were partially offset by higher technology and employee costs. Adjusted Segment EBITDA increased 9%.

Book Publishing

Revenues in the quarter increased $38 million, or 8%, compared to the prior year, primarily driven by the increase in physical book sales and improved returns in the U.S. resulting from the absence of the impact of Amazon’s reset of its inventory levels and rightsizing of its warehouse footprint in the prior year. Key titles in the quarter included Tom Lake by Ann Patchett, Demon Copperhead by Barbara Kingsolver and The Collector by Daniel Silva. Adjusted Revenues increased 6%. Digital sales increased 3% compared to the prior year. Digital sales represented 22% of Consumer revenues for the quarter compared to 23% in the prior year. Backlist sales represented approximately 61% of total revenues in the quarter compared to 65% in the prior year.

Segment EBITDA for the quarter increased $26 million, or 67%, compared to the prior year, primarily driven by the higher revenues discussed above, lower manufacturing costs, primarily due to product mix, and lower freight and distribution costs as supply chain challenges and inventory and inflationary pressures have begun to ease, partly offset by higher employee costs. Adjusted Segment EBITDA increased 59%.

News Media
Revenues in the quarter decreased $5 million, or 1%, as compared to the prior year, primarily driven by lower advertising revenues, partially offset by the $7 million, or 1%, positive impact from foreign currency fluctuations and higher circulation and subscription revenues. Within the segment, revenues at News Corp Australia decreased 7%, driven by a 5% negative impact from foreign currency fluctuations and lower advertising revenues, while News UK increased 3% driven by the 7% positive impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 2% compared to the prior year.

Circulation and subscription revenues increased $6 million, or 2%, compared to the prior year, primarily due to a $5 million, or 2%, positive impact from foreign currency fluctuations, price increases and digital subscriber growth, partially offset by lower print volumes.

Advertising revenues decreased $10 million, or 5%, compared to the prior year, primarily due to lower print and digital advertising at News Corp Australia, lower print advertising at News UK and a decline in traffic at some mastheads due to platform related changes. The decline was partially offset by a $2 million, or 1%, positive impact from foreign currency fluctuations.

In the quarter, Segment EBITDA decreased $4 million, or 22%, compared to the prior year, driven by lower revenues, as discussed above, and a $1 million, or 5%, negative impact from foreign currency fluctuations. News UK also incurred one-time costs pertaining to the proposed combination of print operations with DMG Media which, pending regulatory approval, is expected to provide long-term savings. The decrease was partially offset by lower production costs at News UK, driven by lower volume. Adjusted Segment EBITDA decreased 17%.

Digital revenues represented 37% of News Media segment revenues in the quarter, compared to 36% in the prior year, and represented 35% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of September 30, 2023 were 1,049,000 (937,000 for news mastheads), compared to 1,012,000 (929,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of September 30, 2023 were 572,000, compared to 532,000 in the prior year (Source: Internal data). The previously disclosed methodology change resulted in a 59,000 and 64,000 increase to the closing digital subscriber number at September 30, 2023 and 2022, respectively
•The Sun’s digital offering reached 134 million global monthly unique users in September 2023 (Source: Meta Pixel; prior year comparable statistic unavailable)
•New York Post’s digital network reached 127 million unique users in September 2023, compared to 151 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash used in operating activities to free cash flow and free cash flow available to News Corporation:

	For the three months ended September 30,
	2023	2022
	(in millions)
Net cash used in operating activities	$(55)	$(31)
Less: Capital expenditures	(124)	(104)
Free cash flow	(179)	(135)
Less: REA Group free cash flow	(39)	(37)
Plus: Cash dividends received from REA Group	44	50
Free cash flow available to News Corporation	$(174)	$(122)

Net cash used in operating activities of $(55) million for the three months ended September 30, 2023 was $24 million higher than $(31) million in the prior year, primarily due to higher working capital and higher restructuring payments, partially offset by lower tax payments and higher Total Segment EBITDA, as noted above.

Free cash flow in the three months ended September 30, 2023 was $(179) million compared to $(135) million in the prior year. Free cash flow available to News Corporation in the three months ended September 30, 2023 was $(174) million compared to $(122) million in the prior year. The decrease in both free cash flow and free cash flow available to News Corporation was primarily due to higher cash used in operating activities, as mentioned above, and higher capital expenditures. Foxtel’s capital expenditures for the three months ended September 30, 2023 were $50 million compared to $40 million in the prior year.

Free cash flow and free cash flow available to News Corporation are non-GAAP financial measures. Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures, and free cash flow available to News Corporation is defined as free cash flow, less REA Group free cash flow, plus cash dividends received from REA Group.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends. The Company believes free cash flow available to News Corporation, which adjusts free cash flow to exclude REA Group’s free cash flow and include dividends received from REA Group, provides management and investors with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of both free cash flow and free cash flow available to News Corporation is that they do not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow and free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues, free cash flow and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash used in operating activities to free cash flow and free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EST on November 9, 2023. To listen to the call, please visit http://investors.newscorp.com.

Annual Meeting of Stockholders

News Corporation’s 2023 Annual Meeting of Stockholders will be held exclusively via live webcast on Wednesday, November 15, 2023, beginning at 10:00 a.m. EST. The webcast can be accessed at www.virtualshareholdermeeting.com/NWS2023. A replay will be available at the same location for a period of time following the meeting.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives, including announced headcount reductions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended September 30,
	2023	2022
Revenues:
Circulation and subscription	$1,129	$1,111
Advertising	391	406
Consumer	502	467
Real estate	311	323
Other	166	171
Total Revenues	2,499	2,478
Operating expenses	(1,273)	(1,273)
Selling, general and administrative	(862)	(855)
Depreciation and amortization	(171)	(179)
Impairment and restructuring charges	(38)	(21)
Equity losses of affiliates	(2)	(4)
Interest expense, net	(23)	(27)
Other, net	(35)	(18)
Income before income tax expense	95	101
Income tax expense	(37)	(35)
Net income	58	66
Less: Net income attributable to noncontrolling interests	(28)	(26)
Net income attributable to News Corporation stockholders	$30	$40

Weighted average shares outstanding:
Basic	572	581
Diluted	574	583

Net income attributable to News Corporation stockholders per share, basic and diluted	$0.05	$0.07

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of September 30, 2023	As of June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,529	$1,833
Receivables, net	1,559	1,425
Inventory, net	378	311
Other current assets	503	484
Total current assets	3,969	4,053

Non-current assets:
Investments	391	427
Property, plant and equipment, net	1,947	2,042
Operating lease right-of-use assets	998	1,036
Intangible assets, net	2,417	2,489
Goodwill	5,104	5,140
Deferred income tax assets	360	393
Other non-current assets	1,289	1,341
Total assets	$16,475	$16,921

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$324	$440
Accrued expenses	1,153	1,123
Deferred revenue	624	622
Current borrowings	61	27
Other current liabilities	875	953
Total current liabilities	3,037	3,165

Non-current liabilities:
Borrowings	2,909	2,940
Retirement benefit obligations	134	134
Deferred income tax liabilities	147	163
Operating lease liabilities	1,081	1,128
Other non-current liabilities	431	446
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,347	11,449
Accumulated deficit	(2,114)	(2,144)
Accumulated other comprehensive loss	(1,347)	(1,247)
Total News Corporation stockholders' equity	7,892	8,064
Noncontrolling interests	844	881
Total equity	8,736	8,945
Total liabilities and equity	$16,475	$16,921

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the three months ended September 30,
	2023	2022
Operating activities:
Net income	$58	$66
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	171	179
Operating lease expense	24	30
Equity losses of affiliates	2	4
Cash distributions received from affiliates	2	1
Impairment charges	21	—
Other, net	35	18
Deferred income taxes and taxes payable	19	(4)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(129)	(96)
Inventories, net	(55)	(61)
Accounts payable and other liabilities	(203)	(168)
Net cash used in operating activities	(55)	(31)
Investing activities:
Capital expenditures	(124)	(104)
Acquisitions, net of cash acquired	(20)	(3)
Investments in equity affiliates and other	(15)	(8)
Proceeds from property, plant and equipment and other asset dispositions	—	4
Other, net	—	(19)
Net cash used in investing activities	(159)	(130)
Financing activities:
Borrowings	925	328
Repayment of borrowings	(933)	(337)
Repurchase of shares	(29)	(127)
Dividends paid	(28)	(31)
Other, net	—	18
Net cash used in financing activities	(65)	(149)
Net change in cash and cash equivalents	(279)	(310)
Cash and cash equivalents, beginning of period	1,833	1,822
Exchange movement on opening cash balance	(25)	(54)
Cash and cash equivalents, end of period	$1,529	$1,458

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles net income to Total Segment EBITDA for the three months ended September 30, 2023 and 2022:

	For the three months ended September 30,
	2023	2022	Change	% Change
	(in millions)
Net income	$58	$66	$(8)	(12)%
Add:
Income tax expense	37	35	2	6%
Other, net	35	18	17	94%
Interest expense, net	23	27	(4)	(15)%
Equity losses of affiliates	2	4	(2)	(50)%
Impairment and restructuring charges	38	21	17	81%
Depreciation and amortization	171	179	(8)	(4)%
Total Segment EBITDA	$364	$350	$14	4%

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2023 and 2022:

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2023	2022	Difference	2023	2022	Difference
	(in millions)			(in millions)
As reported	$2,499	$2,478	$21	$364	$350	$14
Impact of acquisitions	(7)	—	(7)	(1)	—	(1)
Impact of foreign currency fluctuations	14	—	14	8	—	8
Net impact of U.K. Newspaper Matters	—	—	—	3	6	(3)
As adjusted	$2,506	$2,478	$28	$374	$356	$18

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three months ended September 30, 2023 and 2022 are as follows:

Fiscal Year 2024
Q1
U.S. Dollar per Australian Dollar	$0.65
U.S. Dollar per British Pound Sterling	$1.27

Fiscal Year 2023
Q1
U.S. Dollar per Australian Dollar	$0.68
U.S. Dollar per British Pound Sterling	$1.17

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2023 and 2022 are as follows:

	For the three months ended September 30,
	2023	2022	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$411	$421	(2)%
Subscription Video Services	507	502	1%
Dow Jones	533	515	3%
Book Publishing	514	487	6%
News Media	541	553	(2)%
Other	—	—	—%
Adjusted Total Revenues	$2,506	$2,478	1%

Adjusted Segment EBITDA:
Digital Real Estate Services	$128	$119	8%
Subscription Video Services	97	111	(13)%
Dow Jones	123	113	9%
Book Publishing	62	39	59%
News Media	15	18	(17)%
Other	(51)	(44)	(16)%
Adjusted Total Segment EBITDA	$374	$356	5%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2023 and 2022:

	For the three months ended September 30, 2023
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$403	$(3)	$11	$—	$411
Subscription Video Services	486	—	21	—	507
Dow Jones	537	—	(4)	—	533
Book Publishing	525	(4)	(7)	—	514
News Media	548	—	(7)	—	541
Other	—	—	—	—	—
Total Revenues	$2,499	$(7)	$14	$—	$2,506

Segment EBITDA:
Digital Real Estate Services	$122	$1	$5	$—	$128
Subscription Video Services	93	—	4	—	97
Dow Jones	124	—	(1)	—	123
Book Publishing	65	(2)	(1)	—	62
News Media	14	—	1	—	15
Other	(54)	—	—	3	(51)
Total Segment EBITDA	$364	$(1)	$8	$3	$374

	For the three months ended September 30, 2022
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$421	$—	$—	$—	$421
Subscription Video Services	502	—	—	—	502
Dow Jones	515	—	—	—	515
Book Publishing	487	—	—	—	487
News Media	553	—	—	—	553
Other	—	—	—	—	—
Total Revenues	$2,478	$—	$—	$—	$2,478

Segment EBITDA:
Digital Real Estate Services	$119	$—	$—	$—	$119
Subscription Video Services	111	—	—	—	111
Dow Jones	113	—	—	—	113
Book Publishing	39	—	—	—	39
News Media	18	—	—	—	18
Other	(50)	—	—	6	(44)
Total Segment EBITDA	$350	$—	$—	$6	$356

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2023 and 2022:

	For the three months ended September 30, 2023		For the three months ended September 30, 2022
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$58		$66
Less: Net income attributable to noncontrolling interests	(28)		(26)
Net income attributable to News Corporation stockholders	$30	$0.05	$40	$0.07
U.K. Newspaper Matters	3	0.01	6	0.01
Impairment and restructuring charges (a)	38	0.06	21	0.04
Other, net	35	0.06	18	0.03
Tax impact on items above	(19)	(0.03)	(15)	(0.03)
Impact of noncontrolling interest on items above	3	0.01	(1)	—
As adjusted	$90	$0.16	$69	$0.12
(a)During the three months ended September 30, 2023, the Company recognized non-cash impairment charges of $21 million at the News Media segment related to the write-down of fixed assets associated with the proposed combination of certain U.K. printing operations with those of a third party.

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three months ended September 30, 2023:

	Q1 Fiscal 2023	Q1 Fiscal 2024	FX impact	Q1 Fiscal 2024 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$1,111	$1,129	$(9)	$1,138	2%	2%
Advertising	406	391	(1)	392	(4)%	(3)%
Consumer	467	502	7	495	7%	6%
Real estate	323	311	(9)	320	(4)%	(1)%
Other	171	166	(2)	168	(3)%	(2)%
Total revenues	$2,478	$2,499	$(14)	$2,513	1%	1%

Digital Real Estate Services:
Circulation and subscription	$3	$3	$—	$3	—%	—%
Advertising	35	35	—	$35	—%	—%
Real estate	323	311	(9)	$320	(4)%	(1)%
Other	60	54	(2)	$56	(10)%	(7)%
Total Digital Real Estate Services segment revenues	$421	$403	$(11)	$414	(4)%	(2)%

REA Group revenues	$252	$261	$(11)	$272	4%	8%

Subscription Video Services:
Circulation and subscription	$425	$415	$(18)	$433	(2)%	2%
Advertising	64	62	(3)	$65	(3)%	2%
Other	13	9	—	$9	(31)%	(31)%
Total Subscription Video Services segment revenues	$502	$486	$(21)	$507	(3)%	1%

	Q1 Fiscal 2023	Q1 Fiscal 2024	FX impact	Q1 Fiscal 2024 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Dow Jones:
Circulation and subscription	$414	$436	$4	$432	5%	4%
Advertising	94	91	—	$91	(3)%	(3)%
Other	7	10	—	$10	43%	43%
Total Dow Jones segment revenues	$515	$537	$4	$533	4%	3%

Book Publishing:
Consumer	467	502	7	$495	7%	6%
Other	20	23	—	$23	15%	15%
Total Book Publishing segment revenues	$487	$525	$7	$518	8%	6%

News Media:
Circulation and subscription	$269	$275	$5	$270	2%	—%
Advertising	213	203	2	$201	(5)%	(6)%
Other	71	70	—	$70	(1)%	(1)%
Total News Media segment revenues	$553	$548	$7	$541	(1)%	(2)%

News UK
Circulation and subscription	$134	$144	$10	$134	7%	—%
Advertising	61	59	3	$56	(3)%	(8)%
Other	26	25	2	$23	(4)%	(12)%
Total News UK revenues	$221	$228	$15	$213	3%	(4)%

News Corp Australia
Circulation and subscription	$112	$107	$(5)	$112	(4)%	—%
Advertising	104	93	(4)	$97	(11)%	(7)%
Other	39	38	(2)	$40	(3)%	3%
Total News Corp Australia revenues	$255	$238	$(11)	$249	(7)%	(2)%